EXHIBIT 99.1

KemPharm, Inc. Reports First Quarter 2017 Results

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 4:30 p.m. ET

Clinical Development & Regulatory Highlights:

●	Reported Positive Data from Proof-of-Concept Phase 1 Intranasal Pharmacokinetic Study of KP511
●	Announced Additional U.S. Patents for KP511 and KP201/IR
●	Presented Clinical Data for KP201/IR and KP511 at American Academy of Pain Medicine's Annual Meeting

Financial Highlights:

●	Net loss of $1.11 per basic and diluted share for the quarter ended March 31, 2017
●	Quarterly operating expense increased, as compared to Q1 2016, $0.4 million, driven primarily by increases in R&D spending
●	Total cash and security-related amounts were $72.4 million at March 31, 2017, which includes cash, cash equivalents, restricted cash, marketable securities and long-term investments balance

Coralville, IA – May 10, 2017 (Updated May 23, 2017) – KemPharm, Inc. (NASDAQ: KMPH), a clinical-stage specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today reported its corporate and financial results for the first quarter ended March 31, 2017, including an update on key clinical events involving its prodrug development pipeline.

"Since the beginning of the year, we have continued to advance our clinical programs for KP415, KP201/IR and KP511, and we believe we are now well positioned to meet the multiple clinical milestones that are anticipated throughout 2017 and into 2018," said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. "Additionally, we continue to pursue the FDRR process with Apadaz with a potential resolution this year."

"Over the next several months," Dr. Mickle continued, "we look forward to initiating and reporting data from multiple pharmacokinetic studies of KP415 followed by the initiation of the pivotal efficacy study in the second half of 2017. We are moving forward with our strategic initiative to expand our pharmaceutical industry footprint and monetize our Ligand Activated Therapy (LAT) prodrug platform by identifying new prodrugs for internal development and possibly discovering new prodrugs in partnership with other pharmaceutical companies. We believe that there are a number of drug products where the potential of a prodrug to improve the various properties of an active pharmaceutical ingredient offers an opportunity to increase the marketability of the parent drug."

Q1 2017 Financial Results:

KemPharm's reported net loss of $16.3 million, or $1.11 per basic and diluted share for Q1 2017, compared to net loss of $2.9 million, or $0.20 per basic and diluted share, for the same period in 2016. The increase in net loss for Q1 2017 was primarily attributable to a period-over-period change of $17.5 million in fair value adjustment caused by non-cash expense of $7.2 million for the three months ended March 31, 2017 compared to non-cash income of $10.3 million for the three months ended March 31, 2016 related to changes in the derivative and warrant liability for each period. Also contributing to the increase in net loss is an increase in loss from operations of $0.4 million and an increase in net interest expense and other items of $0.2 million. These increases in costs were partially offset by the non-recurrence in 2017 of a non-cash loss on extinguishment of debt of $4.7 million recognized during the three months ended March 31, 2016 related to the payment of a term note. Loss from operations for Q1 2017 was $7.4 million, compared to $7.0 million for the same period in 2016. The increase in loss from operations for Q1 2017 compared to the same quarter in 2016 was primarily due to an increase in research and development costs of $0.9 million with increased activity on the development programs for KP415, KP201/IR and KP511, offset by a decrease of $0.5 million in general and administrative expenses.

As of March 31, 2017, total cash, cash equivalents, restricted cash, marketable securities, trade date receivables and long-term investments was $72.4 million, which reflected a decrease of $9.7 million compared to December 31, 2016. Based on the Company's current forecast, existing resources are expected to fund operating expenses and capital expenditure requirements through Q2 2019.

Conference Call Information:

The company will host a conference call and live audio webcast with slide presentation on Wednesday, May 10, 2017, at 4:30 p.m. ET, to discuss its corporate and financial results for the first quarter 2017. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 15162616

The live webcast with accompanying slides will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning at approximately 5:30 p.m., ET on May 10, 2017.

First Quarter Activities:

●	Reported Positive Data from Phase 1 Intranasal Pharmacokinetic Study of KP511
On January 9, 2017, KemPharm announced the results of its exploratory Phase 1, double-blind, single-dose, 2-treatment, 2-period, randomized, crossover study (KP511.A01) intended to assess the pharmacokinetic (PK), safety and intranasal abuse potential of KP511 Active Pharmaceutical Ingredient (API) compared to equivalent doses of hydromorphone hydrochloride (HM API). KP511 is KemPharm's investigational prodrug of hydromorphone for the treatment of pain. In this study, KP511 API showed statistically significant reduction in peak and overall hydromorphone exposure compared to HM API. The improved PK of KP511 resulted in meaningful, statistically lower scores in the exploratory pharmacodynamic (PD) measures of "Drug Liking," "Feeling High," "Overall Drug Liking" and "Take Drug Again" when compared to HM API.

●	Announced Additional U.S. Patent Protection for KP511 and KP201/IR
On February 23, 2017, KemPharm announced enhancements to its U.S. and global intellectual property estate governing its portfolio of prodrug product candidates. The United States Patent and Trademark Office issued two new patents: a "Composition of Matter" patent related to the KP511 family of compounds (U.S. Patent No. 9,566,343), and a "Dosage and Formulation" patent protection related to KP201 (U.S. Patent No. 9,549,923).

●	Presented Clinical Data for KP201/IR and KP511 at American Academy of Pain Medicine's Annual Meeting
On March 16, 2017, KemPharm announced that clinical data from two of its opioid prodrug candidates, KP511 and KP201/IR, were presented at the American Academy of Pain Medicine (AAPM) Annual Meeting. The first poster, titled, "Oral pharmacokinetics of KP511, a prodrug of hydromorphone, relative to hydromorphone in human volunteers," reported the results of a Phase 1 proof-of-concept study for KP511. The second poster, titled, "Pharmacokinetics and Abuse Potential of Benzhydrocodone, A Novel Prodrug of Hydrocodone, After Intranasal Administration in Recreational Drug Users," reviewed the findings of the KP201.A03 trial, which compared hydrocodone exposure following insufflation of KP201/IR vs. hydrocodone bitartrate.

About KemPharm

KemPharm is a clinical-stage specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its Ligand Activated Therapy (LAT) platform technology. KemPharm utilizes its LAT platform technology to generate improved prodrug versions of FDA-approved drugs in the high need areas of pain, ADHD and other central nervous system disorders. KemPharm's co-lead clinical development candidates are KP415, an extended-release prodrug of methylphenidate for the treatment of ADHD, and KP201/IR, an acetaminophen-free formulation of the company's immediate release abuse deterrent hydrocodone product candidate, KP201. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements include statements regarding the expected features and characteristics of KP415, KP201/IR and KP511, the expected timing of the initiation and completion of any clinical trials for the Company's product candidates and the expected timing for the reporting of data from those trials. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: KemPharm's financial resources and whether they will be sufficient to meet KemPharm's business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results; the protection and market exclusivity provided by KemPharm's intellectual property; risks related to the drug discovery and the regulatory approval process; the impact of competitive products and technological changes; and the FDA approval process under the Section 505(b)(2) regulatory pathway, including without limitation any timelines for related approval. KemPharm's forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning KemPharm's business are described in additional detail in KemPharm's Annual Report on Form 10-K for the year ended December 31, 2016, and KemPharm's other Periodic and Current Reports filed with the Securities and Exchange Commission. KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	Media Contact:
Jason Rando / Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com	Daniel L. Cohen Executive VP, Government and Public Relations KemPharm, Inc. 202-329-1825 dcohen@kempharm.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2017	2016
Revenue	$—	$—
Operating expenses:
Research and development	4,114	3,234
General and administrative	3,266	3,736
Total operating expenses	7,380	6,970
Loss from operations	(7,380)	(6,970)
Other (expense) income:
Loss on extinguishment of debt	—	(4,740)
Interest expense related to amortization of debt issuance costs and discount	(390)	(442)
Interest expense on principal	(1,441)	(1,150)
Fair value adjustment	(7,216)	10,278
Interest and other income	101	102
Total other (expense) income	(8,946)	4,048
Loss before income taxes	(16,326)	(2.922)
Income tax benefit (expense)	4	(12)
Net loss	$(16,322)	$(2,934)

Net loss per share:
Basic and diluted	$(1.11)	$(0.20)

Weighted average number of shares of common stock outstanding:
Basic and diluted	14,646,982	14,495,703

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	As of March 31,	As of December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,880	$16,762
Restricted cash	1,100	1,100
Marketable securities	48,243	51.003
Trade date receivables	—	5,003
Prepaid expenses and other current assets	795	489
Total current assets	63,018	74,357
Property and equipment, net	2,201	1,970
Long-term investments	10,162	8,200
Other long-term assets	260	360
Total assets	$75,641	$84,887

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$4,584	$6,444
Current portion of capital lease obligation	162	157
Other current liabilities	62	41
Total current liabilities	4,808	6,642
Convertible notes, net	91,560	91,170
Derivative and warrant liability	11,834	4,618
Other long-term liabilities	1,368	1,153
Total liabilities	109,570	103,583

Stockholders' deficit:
Common stock, $0.0001 par value, 250,000,000 shares authorized, 14,646,982 shares issued and outstanding as of March 31, 2017 (unaudited) and December 31, 2016	1	1
Additional paid-in capital	103,732	102,643
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2017 (unaudited) and December 31, 2016	—	—
Accumulated deficit	(137,662)	(121,340)
Total stockholders' deficit	(33,929)	(18,696)
Total liabilities and stockholders' deficit	$75,641	$84,887